Exhibit 99.1

First Commonwealth Completes Acquisition of Laurel Capital Group, Inc.
[ PR Newswire  ·  2006-08-28 ]

INDIANA, Pa., Aug. 28 /PRNewswire-FirstCall/ -- First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, PA, announced today that it has completed the previously announced acquisition of Laurel Capital Group, Inc., effective following the close of business today.

Laurel Savings Bank, the banking subsidiary of Laurel Capital Group, has been merged into First Commonwealth Bank and will operate as a division of First Commonwealth Bank until the conversion of data processing systems and signage on October 13, 2006.

Under the terms of the merger agreement, shareholders of Laurel Capital were given the opportunity to elect to receive either $28.25 in cash, 2.229 shares of First Commonwealth common stock, or a combination of cash and shares of First Commonwealth common stock in exchange for each of their shares of Laurel Capital stock, subject to proration. The election period expired at the close of business on August 24, 2006. Based on the elections made by Laurel Capital Group shareholders, shares for which the holder elected to receive stock and shares for which no election was made will be converted into First Commonwealth stock; and each share for which a holder elected to receive cash will be converted into approximately 82% cash and 18% shares of First Commonwealth stock, in each case, subject to the payment of cash in lieu of fractional shares. First Commonwealth will issue approximately 3.1 million shares and pay approximately $16.6 million in cash in the transaction.

In commenting on the merger, Joseph E. O’Dell, President and Chief Executive Officer of First Commonwealth, stated, “We are very pleased to welcome Edwin R. ‘Bud’ Maus and all of the Laurel Capital stakeholders to the First Commonwealth team.” Bud Maus, President and Chief Executive Officer of Laurel Capital, added, “This is a very exciting opportunity for all of us at Laurel Capital. We are confident that this merger will benefit our shareholders, customers, employees and the communities that we serve.”

Laurel Capital had $314 million in total assets and had eight branch locations, including seven in Allegheny County and one in Butler County. As a result of the merger, First Commonwealth will have total assets of $6.2 billion. It will continue to operate through its banking subsidiary, First Commonwealth Bank, in 15 counties in western and central Pennsylvania. Financial services and insurance products are also provided through First Commonwealth Financial Advisors, Inc. and First Commonwealth Insurance Agency. First Commonwealth also operates FraMal Holdings Corporation, an investment services firm, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to the expected benefits of the merger to shareholders of First Commonwealth and Laurel Capital Group. These statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results, including, without limitation, First Commonwealth’s ability to successfully integrate Laurel Savings Bank into First Commonwealth Bank and to achieve the desired cost savings on a timely basis. Additional risks and uncertainties are detailed in First Commonwealth’s filings with the Securities and Exchange Commission.

SOURCE  First Commonwealth Financial Corporation
     -0-                              08/28/2006
     /CONTACT:  John J. Dolan, Executive Vice President and Chief Financial
Officer of First Commonwealth Financial Corporation, +1-724-349-7220/
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